Exhibit 4.8

Orchestra BioMed, Inc.

150 Union Square Drive

New Hope, PA 18938

[___________], 2022

[Holder]
[Address]

Re: Amendment to Special Advisory Common Stock Warrant

Reference is made to that certain Special Advisory Common Stock Warrant of Orchestra BioMed, Inc. (the “Company”) issued to the undersigned Holder on or around May 31, 2018 (the “Warrant”). All capitalized terms used but not defined in this Amendment to Special Advisory Common Stock Warrant (this “Amendment”) shall have the meaning described in the Warrant.

In accordance with Section 11 of the Warrant, the Warrant may be amended with the written consent of the Company and the Holder.

By execution of this Amendment, the undersigned hereby agree to the amendment of the Warrant, as follows:

1.	Section 2(b). Section 2(b) of the Warrant is hereby amended and restated in its entirety as follows:

“Reserved.”

2.	Section 2(c). Section 2(c) of the Warrant is hereby amended and restated in its entirety as follows:

“Reserved.”

3.	Addition of Section 17. A new Section 17 shall be added immediately after Section 16 of the Warrant, to read as follows:

“17. Business Combination – Automatic Adjustments to Underlying Warrant Shares and Exercise Price. Notwithstanding anything herein to the contrary, in the event of the consummation of (a) a business combination transaction involving the Company and/or any direct or indirect parent company thereof and a publicly traded U.S. domestic special purpose acquisition company or other similar U.S. domestic corporation that is a “blank check” company under applicable U.S. securities laws and formed for the purpose of effecting such a transaction or (b) the consummation of a business combination transaction involving the Company and/or any direct or indirect parent company thereof with any public company listed on a U.S. securities exchange, then (i) in the event this Warrant has not been previously exercised, this Warrant shall automatically become exercisable for a number of shares of common stock of such parent company party to such business combination (the “Parent Common Stock”) equal to the product of (A) the number of Shares set forth in Section 1 (minus any Shares previously issued upon partial exercise of this Warrant) multiplied by (B) 0.465, and (ii) the Exercise Price shall automatically be adjusted to the quotient obtained by dividing (x) the Exercise Price by (y) 0.465 (the adjustments pursuant to clauses (i) and (ii), the “Business Combination Adjustments”). From and after the effectiveness of the Business Combination Adjustments, all other terms of this Warrant shall continue to apply to this Warrant and references to “Shares” and “Company Common Stock” shall thereafter refer to shares of Parent Common Stock in accordance with the terms hereof.”

4. Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or any other state. The section headings of this Amendment are inserted for convenience of reference only and shall not constitute a part of this Amendment in construing or interpreting any provision hereof. Section 12 of the Warrant (“Notices”) shall apply to this Amendment mutatis mutandis. Except as specifically amended in this Amendment, the Warrant shall remain unmodified and continue in full force and effect in accordance with its terms. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and may be executed by facsimile signatures.

Please confirm that the foregoing is our mutual understanding by signing in the appropriate space below and returning this letter to us.

Sincerely,

ORCHESTRA BIOMED, INC.

By:
David Hochman
Chief Executive Officer

Accepted and Agreed as of the date first set forth above

[HOLDER]

By: